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                             GARAN, INCORPORATED

                       Offer To Purchase For Cash Up To
                      700,000 Shares Of Its Common Stock
             (Including the Associated Common Stock Purchase Rights)
                   At A Purchase Price Not In Excess Of $30
                       Nor Less Than $26 Net Per Share

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             THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
 NEW YORK CITY TIME, ON WEDNESDAY JUNE 6, 2001, UNLESS THE OFFER IS EXTENDED.
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To Brokers, Dealers, Commercial Banks,
 Trust Companies, and Other Nominees:

   Garan, Incorporated, a Virginia corporation ("Company"), is offering to purchase up to 700,000 shares of the Company's Common Stock, including the associated Common Stock Purchase Rights ("Shares"), at a price not in excess of $30 nor less than $26 net per Share, specified by its shareholders, upon the terms and subject to the conditions set forth in its Offer to Purchase dated May 4, 2001 ("Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

   The Company will determine the single price per Share, not in excess of $30 nor less than $26 net to the seller in cash ("Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 700,000 Shares (or such lesser number of Shares as are properly tendered). All Shares acquired in the Offer will be acquired at the Purchase Price. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. Shares tendered at prices in excess of the Purchase Price, Shares not purchased because of proration or conditional tender, and Shares withdrawn pursuant to the Offer will be returned. The Company reserves the right, in its sole discretion, to purchase more than 700,000 Shares pursuant to the Offer. See Sections 1 and 15 of the Offer to Purchase.

   If, prior to the Expiration Date (as defined in the Offer to Purchase), more than 700,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not withdrawn, the Company, upon the terms and subject to the conditions of the Offer, will accept Shares for purchase first from Odd Lot Holders (as defined in the Offer to Purchase) who properly tender their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders whose Shares are properly tendered at or below the Purchase Price and not withdrawn. If any shareholder tenders Shares and does not wish to have such Shares purchased subject to proration, such shareholder may tender Shares subject to the condition that a specified minimum number of Shares (which may be represented by designated stock certificates) or none of such Shares be purchased. See Sections 1, 3, and 6 of the Offer to Purchase.

   THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT, HOWEVER, TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7 OF THE OFFER TO PURCHASE.

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

   1. Offer to Purchase, dated May 4, 2001;

   2. Letter to Clients, which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

   3. Letter dated May 4, 2001, from Seymour Lichtenstein and Jerald Kamiel, Chairman of the Board and President, respectively, of the Company, to shareholders of the Company;

   4. Letter of Transmittal for your use and for the information of your clients (together with accompanying Form W-9); and

   5. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JUNE 6, 2001, UNLESS THE OFFER IS EXTENDED.

   No fees or commissions will be payable to brokers, dealers, or any person for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Information Agent or the Depositary as described in the Offer to Purchase. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

   In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   As described in Section 3 of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer if such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office, branch, or agency in the United States. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the "Book-Entry Transfer Facility" described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within three American Stock Exchange trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

   Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          GEORGESON SHAREHOLDER

Enclosures

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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR
ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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